Emergent Capital Announces Amendments to White Eagle Revolving Credit Facility

Combined credit facilities' cash distributions expected to deliver approximately $90 million over next 3 years

Boca Raton, Fla., November 9, 2015 – Emergent Capital, Inc. (NYSE: EMG) (“Emergent”) announced today that its subsidiary, White Eagle Asset Portfolio, LP (“White Eagle”), has amended its 15 year, revolving credit facility to provide for earlier participation in the portfolio cash flows.

Previously, White Eagle did not expect to receive any cash distributions under the waterfall provisions of its revolving credit facility until approximately 2019 as all proceeds from the life insurance policies pledged as collateral were first to be used (after paying service providers and interest) to pay down the facility’s outstanding principal balance. As now amended, if certain loan to value ratios (the “LTV”) are achieved, a portion of the amount that previously would have been used solely to reduce the outstanding principal balance will now be instead distributed to White Eagle. Generally, (1) if the LTV is less than 50% but at least 25%, then 35% of the then available proceeds will be distributed to White Eagle, and (2) if the LTV is less than 25%, then 65% of the then available proceeds will be distributed to White Eagle. Depending on the actual timing of policy proceeds, as modeled, Emergent expects White Eagle will receive waterfall distributions of approximately $60 million over the next three years.

Borrowings under the amended facility will continue to be used to pay premiums on the life insurance policies pledged as collateral and for fees and expenses of third party service providers. White Eagle will no longer draw under the facility to pay interest, but any policy proceeds will still be available to pay outstanding interest when due through the facility’s waterfall provisions. The credit limit of the facility will decrease from $300 million to $250 million and the interest rate will increase by 50 basis points to LIBOR (with a floor of 1.5%) plus 4.5%.

Antony Mitchell, CEO of Emergent Capital, commented, “We are very pleased that White Eagle’s lender has agreed to revise the waterfall allowing earlier access to the portfolio cash flows. We have essentially accelerated the ‘pref’ period to now participate as LTV triggers are achieved.” Mr. Mitchell concluded, “Together with expected proceeds from the Red Falcon credit facility executed this summer, as modeled, we would expect our affiliated borrowers to receive approximately $90 million over the next 3 years from waterfall distributions.”

About Emergent Capital, Inc.
Emergent Capital (NYSE: EMG) is a specialty finance company that invests in life settlements. More information about Emergent can be found at www.emergentcapital.com.

Safe Harbor Statement
This press release may contain certain "forward-looking statements" relating to the business of Emergent Capital, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although Emergent believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Emergent does not assume a duty to update these forward-looking statements.

Company Contact:
David Sasso
Emergent Capital, Inc.
Senior Vice President, Corporate Development & Investor Relations
561.995.4300
IR@emergentcapital.com
www.emergentcapital.com

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